Exhibit 10.2

Personal and Confidential

November 15, 2022

Wayne Leland

Dear Wayne:

Congratulations!  This Letter of Employment is intended to summarize the terms under which you would agree to serve in the corporate position of Senior Vice President/Operations working out of our Grosse Pointe, Michigan office. This letter is not intended to serve as an employment contract, nor is it intended to create any contractual obligations by either party. Your official start date is January 3,2023.  The terms of this agreement are as follows:

1.	A base salary of $300,000 per year, payable bi-weekly in accordance with Saga’s current payroll policy.

2.	You will be eligible for an annual discretionary bonus of up to $35,000 as determined by the company’s Compensation Committee based on the company’s performance.

3.	Participation, subject to Board of Director approval and direction, in the Company’s 2005 Incentive Compensation plan for awarding restricted stock.

4.	Participation in Saga’s health, life, 401K, disability etc. that you are currently enrolled in as part of the Company’s benefit plan.

5.	Participation in General Manager’s Non-Qualified Deferred Compensation

(“Rabbi Trust”) Plan upon meeting eligibility requirements.

6. Reimbursement for reasonable and customary business expenses in accordance with Saga’s reimbursement policy.

7. You will be eligible to enroll in the Company’s executive medical reimbursement plan for senior officers with Benicomp Select. Under this plan, you will submit any eligible out-of-pocket expenses and RX that are not covered by your BlueCross Plan for reimbursement up to $20,000 per plan year for your family. Such reimbursement will be subject to ordinary payroll tax.

8. You will receive temporary housing for up to 90 days to assist you in this transition.

9. You will also receive reasonable moving expenses from Norfolk, Virginia to Grosse Pointe, Michigan (or another TBD nearby community.)

10.	You will also be reimbursed for up to $2,000 for other documented out of pocket expenses associated with your move.

11.	You will also be entitled to receive quarterly bonuses achieved as the General Manager in Norfolk, Virginia for quarters three and four of fiscal year 2022.

If you agree with the terms set forth in this Letter of Employment, please sign and return to Annette Calcaterra via fax at (313) 881-2085 or via email to acalcaterra@sagacom.com.  Please return this document, signed.

We look forward to having you join the corporate team, Wayne!

Sincerely,                                                  Agreed To:

_/s/ Warren Lada__________/s/ Wayne Leland   _____

Warren Lada                                                                Wayne Leland

Interim President and CEO